UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2011 (November 1, 2011)

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2011, Triangle Petroleum Corporation (the “Company”) appointed Joseph B. Feiten, age 59, as Vice President of Accounting and Principal Accounting Officer of the Company.  Mr. Feiten will serve in such position on an at-will basis with a two week notice requirement from either party.

Mr. Feiten has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S−K. There is no arrangement or understanding between Mr. Feiten and any other person pursuant to which he was selected as an officer.

Mr. Feiten served as chief financial officer, principal financial officer and principal accounting officer of American Oil & Gas Inc. from June 2006 to December 2010. A Certified Public Accountant for the past 37 years, Mr. Feiten served as chief financial officer of the publicly traded Tipperary Corporation from June 2002 until its acquisition by Santos, Ltd in October 2005. For the four months immediately following the acquisition, Mr. Feiten was employed by Santos USA, as vice president of accounting of Tipperary Corporation to assist in the transition of Tipperary operations to subsidiaries of Santos, Ltd.  From March 2006 through June 28, 2006, Mr. Feiten was taking time off for family and church activities. He also provided accounting consulting services to American Oil & Gas Inc. from April 24, 2006 through May 11, 2006. From June 1974 through May 2000, Mr. Feiten was a CPA with PricewaterhouseCoopers, serving 18 of his last 20 years there as a national or global director in its energy and mining program. Mr. Feiten holds a BSBA in accounting and an MBA from the University of Denver. He co-authored the 4th (1996) and 5th (2000) editions of Petroleum Accounting Principles, Procedures, & Issues, the world’s leading reference book on U.S. financial accounting rules for the exploration, development and production of oil and natural gas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2011	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jeremy Wagers
Senior Vice President and General Counsel